EXHIBIT 10.14

BIG LOTS 2012 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK RETENTION AWARD AGREEMENT

Participant:	_______________________

Grant Date:	_______________________

Restricted Stock [1]:	_______________________

In accordance with the terms of the Big Lots 2012 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Retention Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Participant, and the Company in connection with the Company's grant of the Restricted Stock to you. The Restricted Stock is subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan. To ensure that you fully understand the terms and conditions of this Award, you should carefully read the Plan and this Agreement.

Description of the Restricted Stock

This Agreement describes the Restricted Stock you have been granted and the conditions that must be met before you may receive the Restricted Stock. The Restricted Stock is the Company's Shares that you will own after the Restricted Stock vests (i.e., all restrictions lapse) and you comply with the terms of this Agreement and the Plan. However, you will forfeit any rights to the Restricted Stock (i.e., they will not be transferred to you) to the extent you do not comply with the terms of this Agreement and the Plan. No portion of the Restricted Stock that has not vested may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the Restricted Stock

Your Restricted Stock will vest and be transferred to you without restriction on the earlier of: (i) the first trading day2 that is 18 months following the Grant Date; or (ii) the first trading day3 following your Termination of Employment or Service, but only if such Termination of Employment or Service is the result of your (a) dismissal by the Company without Cause (as defined in Exhibit A) or (b) death or Disability; provided, however, if you die or suffer a Disability, only 1/18th of your Restricted Stock will vest for each consecutive month that you have completed with the Company prior to your Termination of Employment or Service, with such measurement period beginning with the Grant Date. Note that if a portion of your Restricted Stock vests upon your death or Disability, the later occurrence of any other event will not cause the vesting of the remaining Restricted Stock.

If your Termination of Employment or Service is the result of any reason other than your dismissal by the Company without Cause, death or Disability, including by reason of your retirement, resignation or dismissal by the Company for Cause, then this Agreement will expire and all of your rights in the Restricted Stock will be forfeited. A termination for Cause shall only be effective after (i) Big Lots (as defined in Exhibit A) has delivered a written notice to you stating that, in its opinion, you may be terminated for Cause, specifying the details, and (ii) if the failure or action is one that can be cured, you do not cure the issue giving rise to the Cause determination within 30 days after receiving notice.

Rights in the Restricted Stock

Until the restrictions and conditions described in this Agreement and the Plan have been met or this Agreement expires, whichever occurs earlier, your Restricted Stock will be held in escrow. The Company will defer distribution of any dividends that are declared on your Restricted Stock until the Restricted Stock vests. These dividends will be distributed at the same time your Restricted Stock vests or will be forfeited if your Restricted Stock does not vest.

1 Denotes the number of Big Lots, Inc. common shares, par value $0.01 per share, underlying the Restricted Stock Award.
2 As determined by the New York Stock Exchange or other national securities exchange or market that regulates Big Lots, Inc. common shares.
3 As determined by the New York Stock Exchange or other national securities exchange or market that regulates Big Lots, Inc. common shares.

You may vote your Restricted Stock before all the terms and conditions described in this Agreement are met or until this Agreement expires, whichever occurs earlier. This is the case even though your Restricted Stock will not be distributed to you until the Restricted Stock vests.

Subject to the Company's insider trading policies and applicable laws and regulations, after you become vested in any portion of your Restricted Stock, you shall be free to deal with and dispose of the vested Restricted Stock, and you may request the Company's transfer agent to issue a certificate for such vested Restricted Stock in your name and free of any restrictions.

Tax Treatment of the Restricted Stock

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock.

This brief discussion of the U.S. federal tax rules that affect your Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company's understanding of U.S. federal tax laws and regulations in effect as of the Grant Date. Article 22 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your Restricted Stock on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your Restricted Stock vests. The amount of ordinary income you will recognize is the value of your Restricted Stock when it vests. Also, the Company is required to withhold taxes on this same amount. You may elect to allow the Company to withhold, upon the vesting of your Restricted Stock, from the common shares to be issued pursuant to your vested Restricted Stock a number of common shares that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company's tax withholding obligation. If you are at the Grant Date, or subsequently become, subject to the Company's trading windows, you may only make this election during an open trading window. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company. With respect to the tax withholding required upon the vesting of the Restricted Stock, if you fail to make an election as to the manner in which to satisfy the withholding requirement, then you shall be deemed to have elected to have the Company withhold a number of Shares underlying the vested Restricted Stock that would satisfy the minimum statutory total tax (but no more than the such minimum) that could be imposed on the transaction (with you obligated to satisfy the balance of the withholding obligation by remitting a check to the Company, up to the value of one Share, on or before the end of the business day following the vesting date).

Any appreciation of your Restricted Stock after it vests could be eligible to be taxed at capital gains rates when you sell the common shares. If your Restricted Stock does not vest, your Restricted Stock will expire and no taxes will be due.

Section 83(b) Election

Subject to Section 8.6 of the Plan, you shall have the right to make an election under Section 83(b) of the Internal Revenue Code with respect to your Restricted Stock.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or a subsidiary to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity.

Acceptance

You hereby accept the Restricted Stock and acknowledge receipt of a copy of the Plan, as in effect on the Grant Date. By accepting the Restricted Stock, you agree to all of the terms and conditions of the Plan and this Agreement, and you agree to accept as binding, conclusive and final all determinations, decisions and interpretations of the Committee upon any issues arising under the Plan and/or this Agreement. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company's insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company's securities.

Accepted as of _______________________, 20___	BIG LOTS, INC.
"Participant,"

_____________________________________	By: ______________________

EXHIBIT A

As used in this Agreement, the following terms shall have the meanings set forth below:

Big Lots shall collectively mean the Company, Big Lots Stores, Inc. and their affiliates, predecessors, successors, subsidiaries and other related companies.

Cause shall mean your (i) failure to comply with Big Lots' policies and procedures which Big Lots reasonably determines has had or is likely to have a material adverse effect on the Group, Big Lots or any other Group Member; (ii) willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Group, Big Lots or any other Group Member, monetarily or otherwise; (iii) violation of laws or regulations governing the Group, Big Lots or any other Group Member (including the Sarbanes-Oxley Act of 2002) or violation of Big Lots' code of ethics; (iv) breach of any fiduciary duty owed to the Group, Big Lots or any other Group Member; (v) misrepresentation or dishonesty which Big Lots reasonably determines has had or is likely to have a material adverse effect on the Group, Big Lots or any other Group Member; (vi) involvement in any act of moral turpitude that has a materially injurious effect on the Group, Big Lots or any other Group Member or their reputation; (vii) breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer[; or (viii) breach of any provision of Section 4.00 of the Amended and Restated Employment Agreement by and among you, the Company and Big Lots Stores, Inc., dated _______________, as may be amended from time to time].

Group shall collectively mean Big Lots, its parent, affiliates, predecessors, successors, subsidiaries and other related companies, including entities that become related entities after the Grant Date, and each is separately referred to as a Group Member.